Exhibit 5




                                   October 30, 1995



First Empire State Corporation
One M&T Plaza
Buffalo, New York 14240

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of First Empire State Corporation ("First Empire") related to the registration of 500,000 additional shares of common stock, par value $5.00 per share ("Common Stock"), which are to be offered pursuant to stock options and stock appreciation rights granted or to be granted under the First Empire State Corporation 1983 Stock Option Plan, as amended (the "1983 Stock Option Plan").

          I have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

          Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, I am of the opinion that the 500,000 shares of Common Stock subject to the 1983 Stock Option Plan have been duly authorized by First Empire and that, when issued upon the exercise of options and stock appreciation rights in accordance with the terms of the 1983 Stock Option Plan, and for legal consideration of not less than $5.00 per share, will be legally issued and will be fully paid and nonassessable.

          I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,

                                   /s/Richard A. Lammert


RAL/ng